Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS Money Market Trust (formerly Deutsche Money Market Trust) of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appears in Cash Management Portfolio’s (formerly Government Cash Management Portfolio) Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

Boston, Massachusetts
April 24, 2019